UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
comScore, Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
20564W-10-5

(CUSIP Number)
December 31, 2009

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-l(b)
☐ Rule 13d-l(c)
☑ Rule 13d-l(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	20564W-10-5

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only).
	MAGID M. ABRAHAM

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	5	SOLE VOTING POWER

NUMBER OF		1,154,741

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
BY OWNED BY		581,876

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,154,741

WITH:	8	SHARED DISPOSITIVE POWER

		581,876

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,736,617

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS).

	N/A

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 2 of 5 pages

Item 1.
     (a) Name of Issuer
comScore, Inc.
     (b) Address of Issuer’s Principal Executive Offices
11950 Democracy Drive, Suite 600, Reston, VA 20190
Item 2.
     (a) Name of Person Filing
Magid M. Abraham
     (b) Address of Principal Business Office or, if none, Residence
11950 Democracy Drive, Suite 600, Reston, VA 20190
     (c) Citizenship
USA
     (d) Title of Class of Securities
Common Stock, par value $0.001 per share
     (e) CUSIP Number
20564W-10-5
Item 3. If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     Inapplicable

Page 3 of 5 pages

Item 4. Ownership.
     (a) Amount beneficially owned: 1,736,617.
     (b) Percent of class: 5.7%.
     (c) Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote 1,154,741.

(ii)	Shared power to vote or to direct the vote 581,876.

(iii)	Sole power to dispose or to direct the disposition of 1,154,741

(iv)	Shared power to dispose or to direct the disposition of 581,876.
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     Inapplicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     Inapplicable
Item 8. Identification and Classification of Members of the Group
     Inapplicable
Item 9. Notice of Dissolution of Group
     Inapplicable

Page 4 of 5 pages

Item 10. Certification
     Inapplicable.
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 18, 2009

Date

/s/ Magid M. Abraham

Signature

Magid M. Abraham
Name/Title

Page 5 of 5 pages